COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS PERIODS ENDED AS OF SEPTEMBER 30, 2005 AND 2004
Figures in Thousands of Constant Ch$ as of September 30, 2005

	2005	2004

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	155,481,713	171,030,404

Net income (Gain/Losses)	21,727,781	334,112,839

Result in sales of assets	0	-483,414,098

Gain (loss) in sale of fixed assets	0	-730,149
Gain on sales of investments	0	-482,683,949

Charges (credits) to income not affecting cash flows:	167,224,281	343,162,410

Depreciation	146,141,019	187,130,711
Intangibles amortization	3,085,793	2,130,144
Write-off and provisions	16,602,738	21,636,684
Equity earnings from related companies (less)	-1,149,153	-364,286
Equity losses from related companies	32,510	87,830
Amotization of goodwill	1,170,698	144,204,137
Price-level restatement (net)	948,212	2,344,333
Gain (loss) on foreign currency transactions	-1,378,369	-13,868,988
Other credits not affecting cash flows	-90,248	-1,846,067
Other charges not affecting cash flows	1,861,081	1,707,912

Decrease (increase) in current assets:	22,816,885	-8,901,313

(Increase) Decrease in trade receivables	-11,201,667	-8,118,908
(Increase) Decrease in inventories	1,232,103	-14,788,825
(Increase) Decrease in other current assets	32,786,449	14,006,420

Increase (decrease) in current liabilities:	-56,219,962	-14,114,265

Increase (decrease) in due to related companies,
related with operating activities	-21,050,435	-48,453,922
Increase (decrease) in accrued interest payable	504,832	-7,867,880
Increase (decrease) in income tax payable, net	-28,456,077	45,926,939
Increase (decrease) in other accounts payable
related with non operating result	-2,819,743	-2,623,370
Increase (decrease) in value-added tax, net, and other	-4,398,539	-1,096,032

Income ( loss) of minority interest	-67,272	184,831

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS PERIODS ENDED AS OF SEPTEMBER 30, 2005 AND 2004
Figures in Thousands of Constant Ch$ as of September 30, 2005

	2005	2004

NET CASH PROVIDED BY FINANCING ACTIVITIES	-213,443,221	-634,423,215

Liabilities with the public	34,543,375	35,692,467
Other financing disbursements	0	77,669
Repayment of dividends (less)	-107,317,362	-523,234,335
Repayment of loans (less)	-33,950,003	-17,594,781
Repayment of liabilities with the public (less)	-106,719,231	-106,511,989
Repayment of loans to related companies (less)	0	-22,852,246
Other payments by financing
Repayment of loans (less)

NET CASH USED IN INVESTING ACTIVITIES	-75,918,409	808,262,022

Sale of fixed assets	153,037	121,435
Additions to fixed assets (less)
Sale of permanent investments	0	697,475,139
Permanent investments	-47,975	-
Sale of other investments	0	17,750,729
Collection of loans from related companies	0	174,105,365
Other revenues from investments	0	0
Additions to fixed assets (less)	-52,252,173	-72,185,541
Investments in financial instruments (less)	-16,080,027	-6,557,758
Other investment disbursements (less)	-7,691,271	-2,447,347

NET CASH FLOW FOR THE PERIOD	-133,879,917	344,869,211

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-1,228,779	-4,680,847

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-135,108,696	340,188,364

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	160,913,427	34,983,857

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	25,804,731	375,172,221

Última actualización 03/11/05
Por Telefónica CTC Chile